Exhibit 99

1. Name and Address of Reporting Person:

   Time Warner Inc.
   One Time Warner Center
   New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

   Central European Media Enterprises Ltd. (CETV)

3. Statement for Month/Day/Year
     May 2, 2014

This Form 4 is being filed on behalf of Time Warner Inc.
("Time Warner"), TW Media Holdings LLC ("TW LLC"), whose interests are held by Time Warner and a subsidiary of Time Warner, and Time Warner Media Holdings B.V., a wholly owned subsidiary of TW LLC (collectively, the "Reporting Person"). The designated filer of this Form 4 is Time Warner. The Reporting Person's address is One Time Warner Center, New York,NY 10019.


TW Media Holdings LLC

By:      /s/ Brenda C. Karickhoff
 	   Brenda C. Karickhoff
Its: 	   Senior Vice President


Time Warner Media Holdings B.V.

By:      /s/ Stephen N. Kapner
 	   Stephen N. Kapner
Its: 	   Director